Exhibit 99.1

Press Release
November 8, 2024

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Announces Fourth Quarter 2024 Cash Dividend

FORT WAYNE, INDIANA, November 8, 2024 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that the company’s board of directors declared a fourth quarter cash dividend of $0.46 per common share. The dividend is payable to shareholders of record at the close of business on December 31, 2024 and is payable on or about January 10, 2025.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in North America, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections, and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Contact: Investor Relations — +1.260.969.3500